Exhibit 99.1


                                                                    News Release
                                                           FOR IMMEDIATE RELEASE
Contacts:   Chuck Coppa, CFO or Bob Davis, CEO
           GreenMan Technologies, 781-224-2411

GreenMan Technologies, Inc. Settles Insurance Claim
Relating to March 31, 2003 Georgia Fire

LYNNFIELD, Massachusetts - December 17, 2003 -- GreenMan Technologies, Inc. (AMEX: GRN)

"We are pleased to announce today that final settlement has been reached with our insurance carrier in connection with the claims associated with the March 31, 2003 fire at our Jackson, Georgia location", said Robert H. Davis, GreenMan's President and Chief Executive officer. Mr. Davis also added, "The $1.03 million insurance settlement, which includes previously received advances of approximately $188,000, will allow us to re-install Georgia's waste wire processing equipment including a new fire suppression system which is designed to prevent the potential for future fires and has been installed in all GreenMan waste wire processing locations. The operative lessons learned at our two newest waste wire processing installations in Iowa and Minnesota have provided us with a base of knowledge which we believe will benefit our Georgia location from the perspective of equipment configuration, reliability and product quality when the refurbished equipment is installed during the latter part of our second fiscal quarter. " Mr. Davis continued, "Having the Georgia equipment installed during the seasonally slower portion of our fiscal year allows us to minimize the impact on operations during installation and position us to meet growing demand for higher-margin crumb rubber products".

Chuck Coppa, GreenMan's Chief Financial Officer said, "We estimate the impact of the Georgia fire, including excess waste disposal costs, lost product revenues, and equipment damage to be over $1,200,000, and are pleased that this issue is now behind us."


"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act With the exception of the historical information contained in this news release, the matters described herein contain `forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-QSB for the fiscal quarter ended June 30, 2003. The Company disclaims any intent or obligation to update these "forward-looking" statements.